                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                             HOME PROPERTIES REPORTS
                           SECOND QUARTER 2004 RESULTS
                         Net Operating Income Increases

ROCHESTER,  NY,  August  6, 2004 - Home  Properties  (NYSE:HME)  today  released financial results for the second quarter and six months of 2004. All results are reported on a diluted basis.

"The trend in Home Properties' operating results in the second quarter continued
to be very  positive,"  said  Edward  J.  Pettinella,  President  and  CEO.  Net operating income and traffic were up year over year,  occupancy improved for the third consecutive  quarter,  and same-property  revenues increased for the fifth quarter in a row. In July we entered an eighth market,  Southeast Florida, which we  anticipate  will enhance  future  profitability.  We continue to believe our results  reflect the success of our  repositioning  business  strategy and solid geographic markets."

Earnings  per  share  ("EPS")  for the  quarter  ended  June 30,  2004 was $0.26 compared  to $0.31 for the  quarter  ended June 30,  2003,  a decrease of 15.5%, primarily  attributable  to an  increase  in 2004  depreciation  expense  and an impairment charge on wholly-owned real estate,  offset in part by a gain on sale of real estate in 2004  compared  to a small loss  during the second  quarter of
2003. EPS for the six months ended June 30, 2004 was $0.40 compared to $0.45 for the six months ended June 30, 2003, or a decrease of 11%, primarily attributable to depreciation expense and an impairment charge as described above.

For the quarter  ended June 30, 2004,  Funds From  Operations  ("FFO") was $35.9
million,  or $0.72 per share, as compared to $35.6 million,  or $0.75 per share, for the quarter ended June 30, 2003. These results equated to a 1.0% increase in total  FFO  from the  comparable  prior-year  period  and a 3.7%  decrease  on a per-share basis. Results for the 2004 second quarter include a real estate asset impairment charge of $1.1 million, or $0.02 per share,  related to the sale of a
396-unit apartment community which closed on July 30, 2004.  Consistent with the
Securities and Exchange  Commission's  guidance on non-GAAP  financial  measures recently adopted by the National  Association of Real Estate  Investment  Trusts
(NAREIT),  FFO has not been  adjusted to add back this  impairment  charge as it would have been  under the prior  definition  of FFO.  The  result  before  this non-recurring  impairment charge was $0.74 per share, which was within the range of guidance  previously  provided by the  Company.  FFO for the six months ended
June 30, 2004 was $66.5 million, or $1.33 per share,  compared to $63.9 million, or $1.35 per share,  a 3.3% increase in total FFO from the prior year and a 1.0%
decrease on a per-share  basis.  A  reconciliation  of GAAP net income to FFO is included in the financial data accompanying this press release.

Second Quarter Operating Results
--------------------------------

For the  second  quarter  of 2004,  same-property  comparisons  (for 144  "Core"
properties  containing  39,992  apartment  units  owned  since  January 1, 2003)
reflected an increase in total  revenues of 4.1% as compared to the same quarter a year ago.  Net  operating  income  ("NOI")  increased  by 2.3% from the second quarter of 2003. Property level operating expenses increased by 6.6%,  primarily due to increases in repairs and maintenance,  personnel, property insurance, and real estate taxes, offset in part by a reduction in natural gas heating costs.

Average  economic  occupancy for the Core properties was 93.7% during the second quarter of 2004,  up from  92.6%  during  the  second  quarter of 2003.  Average monthly rental rates increased 2.5% to $937 as compared to the year-ago period.

On a sequential  basis,  compared to the 2004 first quarter results for the Core properties,  total revenues were up 1.7% in the second quarter of 2004, expenses were  down  9.9%,  and net  operating  income  was up  11.5%.  Average  economic occupancy was up 0.2% from the first  quarter,  with average  monthly rents 1.0%
higher. The expense decrease in the second quarter compared to the first quarter represents typical seasonality from lower natural gas and snow removal costs. If the second quarter  expenses are adjusted to remain  constant with first quarter
2004 expenses for these two line items, expenses would be up 2.9% and sequential
NOI results would have increased 0.7%.

Occupancies for the 2,008 net apartment  units acquired  between January 1, 2003 and June 30, 2004 (the "Recently Acquired  Communities") averaged 90% during the second quarter of 2004, at average monthly rents of $1,132.

Year-to-Date Operating Results
------------------------------

For the six months ended June 30, 2004,  same-property  comparisons for the Core properties  showed an increase in total  revenues  of 4.7%  resulting  in a 2.4%
increase  in net  operating  income  compared  to the first six  months of 2003.
Property level operating expenses increased by 7.6%,  primarily due to increases in repairs  and  maintenance,  personnel,  property  insurance,  and real estate taxes. Average economic occupancy for the Core properties improved from 91.9% to
93.6%, with average monthly rents rising 2.5%.

The yield on the Recently Acquired Communities during the second quarter of 2004 averaged 6.8% on an annualized basis, which is in line with previously announced expected  first-year  results  (calculated as the net operating  income from the properties,  less an allowance for general and administrative  expenses equal to
3% of revenues,  all divided by the acquisition  costs plus capital  improvement expenditures in excess of normalized levels).

Acquisitions and Dispositions
-----------------------------

As previously announced, on July 8, 2004, the Company acquired The Hamptons, its first property in Florida.  The Hamptons is an 836-unit  apartment  community in
North Lauderdale.  The total purchase price of $70.4 million,  including closing costs, equates to approximately $84,200 per unit.

During the second  quarter,  the Company sold one community  with a total of 224 units located in Rochester,  New York.  The total purchase price of $9.3 million equated to  approximately  $41,600 per unit. The Company recorded a gain on sale
(before  allocation of minority interest) in the second quarter of approximately
$825,000 related to this sale.

Subsequent to the end of the second  quarter,  Home  Properties  sold Maple Lane
Apartments,  its only  property in  Indiana,  for total  consideration  of $17.5 million before closing  costs.  The weighted  average first year cap rate on the sale, before a reserve for capital  expenditures,  is 7.4%. An impairment charge of $1.1  million  was  recorded  in the second  quarter to adjust  this asset to management's estimate of fair market value.

In  conformity  with NAREIT  guidelines,  the gain or loss from the sale of real property is not  included in reported FFO  results,  although the  non-recurring
impairment   charge,  in  anticipation  of  the  sale,  by  the  current  NAREIT definition, is now included in FFO.

Update on Sale of Affordable Properties
---------------------------------------

The Company has under  contract  for sale its general  partner  interests  in 37
Upstate  New York,  Ohio and  Maryland  properties,  and expects to close in the third  quarter of 2004.  In  addition  to this sale,  the  Company is  exploring options,  including sale, for its general partner  interests in three properties
(four partnerships) with a total of 1,163 units.

FASB  Interpretation  No. 46,  Consolidation of Variable Interest Entities ("FIN
46R") was  effective  as of March 31,  2004.  Home  Properties  was the  general partner in  approximately  41 limited  partnerships  at this date.  The  Company accounted for its investment in these partnerships  through March 30, 2004 using the equity method of accounting.  The Company has made a determination  that all
41 limited partnerships are Variable Interest Entities.  The Company has further determined that it is the primary beneficiary in 34 of the limited  partnerships and,  therefore,  consolidated  these entities  effective  March 31, 2004.  Home
Properties   determined  that  it  is  not  the  primary  beneficiary  in  seven partnerships  syndicated under U.S.  Department of Housing and Urban Development subsidy  programs.  These seven  investments  will  continue to be accounted for under the equity  method.  Accordingly,  the accounts and  operations  of the 34 limited  partnerships as of and for the  three-month  period ended June 30, 2004 have been  consolidated  herein.  The net result in the Statement of Operations, due to this change in  accounting,  is not  materially  different,  although the results are reported on different line items (including Discontinued operations)
compared to the  previous  recording  of the  Company's  share of  income/losses within the line items Equity in earnings (losses) of  unconsolidated  affiliates and cash advances on the line item Impairment of assets held as General Partner.

Including all accounts where activity is reported, the general partner interests produced the following losses (before allocation to minority interest):

            Three Months Ended                  Six Months Ended
                  June 30                           June 30
                  -------                           -------

              2004        2003                 2004          2003
              ----        ----                 ----          ----

            ($1,369)     ($537)              ($2,078)      ($1,704)

A schedule has been added to the supplemental information to provide a Statement of Operations  before the effect of FIN 46R, the effect of  consolidating  these entities, and the resulting Statement of Operations, as reported. A schedule has also been  added to the  supplemental  information  to  provide a Balance  Sheet before the effect of FIN 46R, the effect of  consolidating  these entities,  and the resulting Balance Sheet, as reported.

Capital Markets Activities
--------------------------

During the second  quarter of 2004,  the Company  raised $4.9 million by issuing additional  shares (at an average  cost of $37.53 per share)  under its Dividend
Reinvestment and Direct Stock Purchase Plan ("DRIP"). Approximately $4.5 million was from reinvested dividends and $400,000 from optional cash purchases.

As of June 30, 2004, the Company's ratio of debt-to-total market  capitalization was 42.9%, with $26.0 million outstanding on its $115.0 million revolving credit facility and $5.6 million of  unrestricted  cash on hand.  Mortgage debt of $1.5 billion was outstanding,  at rates of interest averaging 6.2% and with staggered maturities  averaging  approximately  eight  years.  Approximately  93% of total indebtedness is at fixed rates.  Interest coverage averaged 2.7 times during the quarter,  and the  fixed  charge  ratio,  which  includes  preferred  dividends, averaged 2.5 times.  The  percentages,  loan balances,  and other statistics are prior  to FIN 46R  consolidations  on the  Balance  Sheet  to  provide  a better comparison to the December 31, 2003 Balance Sheet.

The Company  estimates its net asset value ("NAV") per share at June 30, 2004 to range from $47.85 to $37.92 based on  capitalizing,  at rates from 7.0% to 8.0%, the total of the annualized and seasonally  adjusted second quarter property net operating income,  plus a 4% growth factor,  minus a management fee. The Company believes the lower cap rate reflects current market conditions, while the higher cap rate represents a longer-term theoretical cap rate.

No shares were repurchased during the quarter, although the Company continues to have Board  authorization to buy back up to approximately  3.1 million shares of its common  stock or  Operating  Partnership  Units.  Historically,  the Company
repurchased  shares  when their  price was more than 10% below the  midpoint  of
Company  published NAVs. As of August 4, 2004, the closing common share price of
$39.15 was 8.0% below  $42.56,  the Company's  calculation  of the midpoint of a range of NAVs per share.

"With the challenge  today of purchasing  properties at attractive cap rates, we concluded that a share repurchase program, at certain stock price levels,  would be an accretive use of funds," said Pettinella.  "While we will continue to seek out profitable  acquisitions,  we intend to commence a stock repurchase  program when we believe it will  enhance  shareholder  value,  typically  when the stock price is more than 10% below our midpoint estimate of NAV."

The shares/units may be repurchased through open market or  privately-negotiated transactions  at the  discretion of management.  There is no established  target stock price nor is there a specific timetable for share repurchase.

Outlook
-------

The Company has  confirmed  its  previous  FFO guidance for the third and fourth quarters of 2004 as follows:  third quarter $0.77 to $0.80; fourth quarter $0.73 to $0.76. This results in annual FFO guidance in the range of $2.83 to $2.89 due to the embedded  actual  results from the first six months of 2004.  Assumptions
used  for  the  projections   are  included  with  the  published   supplemental
information and will be discussed on the conference call today.

Conference Call
---------------

The Company will conduct a conference  call and  simultaneous  Webcast  today at
11:00 AM Eastern Time to review the  information  reported in this  release.  To listen to the call, please dial  800-547-9328  (International  212-676-4917).  A replay of the call will be available by dialing 800-633-8284 or 402-977-9140 and entering 21164172.  Call replay will become available beginning at approximately
1:00 PM Eastern  Time and  continue  until  approximately  1:00 PM on August 11,
2004.  The  Company  Webcast,  which  includes  a  slide  presentation,  will be available live, and archived by 2:30 PM through the  "Investors"  section of our
Web site, www.homeproperties.com, under the heading, "Financial Information."

The Company  expects to announce third quarter 2004 results on Friday,  November
5, 2004 and host a  conference  call to discuss  these  results at 11:00 AM that day.

The Company produces  supplemental  information that provides details  regarding property  operations,  other  income,  acquisitions,  sales,  market  geographic breakdown,  debt and net asset value. The supplemental  information is available via the Company's Web site, e-mail or via facsimile upon request.

This press release  contains  forward-looking  statements.  Although the Company believes expectations reflected in such forward-looking  statements are based on reasonable  assumptions,  it can give no assurance that its expectations will be achieved.  Factors  that may cause  actual  results  to differ  include  general economic and local real estate conditions, the weather and other conditions that
might  affect  operating  expenses,   the  timely  completion  of  repositioning
activities within anticipated  budgets,  the actual pace of future  acquisitions and dispositions, and continued access to capital to fund growth.

Home Properties is the sixth largest  publicly traded  apartment  company in the
United  States.  A real  estate  investment  trust with  operations  in selected
Northeast,  Midwest,  Mid-Atlantic and Southeast  Florida  markets,  the Company owns, operates,  acquires and rehabilitates  apartment  communities.  Currently,
Home Properties  operates 199 communities  containing 49,488 apartment units. Of these, 42,440 units in 152 communities are owned directly by the Company;  4,746 units are  partially  owned and managed by the Company as general  partner,  and
2,302 units are  managed  for other  owners.  For more  information,  visit Home
Properties' Web site at www. homeproperties.com.

Tables to follow.

                                  Avg. Economic
Second Quarter Results             Occupancy(c)         Q2 '04               Q2 '04 vs. Q2 '03
----------------------             ------------         ------               -----------------
                                                        Average
                                                        Monthly   % Rental      % Rental
                                                         Rent/      Rate         Revenue        % NOI
                              Q2 '04        Q2 '03     Occ Unit    Growth        Growth        Growth
                              ------        ------     --------    ------        ------        ------

Core Properties(a)            93.7%          92.6%     $   937      2.5%          3.8%          2.3%

Acquisition Properties(b)     90.0%             NA      $1,132       NA            NA            NA

TOTAL PORTFOLIO               93.5%          92.6%     $   946       NA            NA            NA

                                  Avg. Economic
Year-To-Date Results                 Occupancy          YTD '04             YTD '04 vs. YTD '03
--------------------                 ---------          -------             -------------------
                                                        Average
                                                        Monthly   % Rental      % Rental
                                                         Rent/      Rate         Revenue        % NOI
                              YTD '04       YTD '03    Occ Unit    Growth        Growth        Growth
                              -------       -------    --------    ------        ------        ------

Core Properties(a)            93.6%          91.9%     $   933      2.5%          4.5%          2.4%

Acquisition Properties(b)     90.0%             NA      $1,145       NA            NA            NA

TOTAL PORTFOLIO               93.4%          91.9%     $   941       NA            NA            NA

(a)  Core Properties  includes 144 properties with 39,992  apartment units owned throughout 2003 and 2004.

(b)  Reflects 9 properties  with 2,008  apartment  units acquired  subsequent to
     January 1, 2003.

                              HOME PROPERTIES, INC.
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
           (in thousands, except share and per share data - Unaudited)

                                                                   Three Months Ended           Six Months Ended
                                                                         June 30                     June 30
                                                                         -------                     -------
                                                                   2004          2003          2004          2003
                                                                   ----          ----          ----          ----
Rental income                                                     $112,440      $101,449      $219,833      $200,578
Other income - property related                                      4,732         3,990         8,721         7,511
Interest and dividend income                                           147           101           298           256
Other income                                                           698         1,122         1,163         2,321
                                                                  --------      --------      --------      --------
     Total revenues                                                118,017       106,662       230,015       210,666
                                                                  --------      --------      --------      --------
Operating and maintenance                                           51,081        44,429       104,598        92,466
General and administrative                                           4,892         4,582         9,617         9,701
Interest                                                            23,689        21,124        45,097        43,263
Depreciation and amortization                                       23,270        18,963        44,704        37,516
Impairment of assets held as General Partner                             -            93         1,116           520
                                                                  --------      --------      --------      --------
     Total expenses                                                102,932        89,191       205,132       183,466
                                                                  --------      --------      --------      --------
Income from operations                                              15,085        17,471        24,883        27,200
Equity in earnings (losses) of unconsolidated affiliates         (25)    (444)     (563)     (1,184)
                                                                  --------      --------      --------      --------
Income before minority interest and discontinued operations         15,060        17,027        24,320        26,016

Minority interest in affordable limited partnerships                   393             -           393             -
Minority interest in Operating Partnership                       (4,408)    (5,019)     (6,847)     (7,034)
                                                                  --------      --------      --------      --------
Income from continuing operations                                   11,045        12,008        17,866        18,982
                                                                  --------      --------      --------      --------
Discontinued operations

     Income (loss) from operations, net of minority interest     (928)          267      (870)          231
     Gain (loss) on disposition of property, net of minority
         Interest                                                      524     (131)          511           320
                                                                  --------      --------      --------      --------
Discontinued operations                                          (404)          136      (359)          551
                                                                  --------      --------      --------      --------
Income before loss on disposition of property                       10,641        12,144        17,507        19,533

Loss on disposition of property, net of minority interest                -     (10)     (67)     (10)
                                                                  --------      --------      --------      --------

Income before cumulative effect of change in accounting principle   10,641        12,134        17,440        19,523

Cumulative effect of change in accounting principle, net of
     minority interest                                                   -             -      (321)            -
                                                                  --------      --------      --------      --------

Net Income                                                          10,641        12,134        17,119        19,523
Preferred dividends                                              (1,899)    (3,192)     (3,797)    (6,710)
                                                                  --------      --------      --------      --------
Net income available to common shareholders                      $   8,742     $   8,942      $ 13,322     $  12,813
                                                                  ========      ========      ========      ========

Reconciliation from net income available to common
shareholders to Funds From Operations:

Net income available to common shareholders                      $   8,742    $    8,942      $ 13,322     $  12,813
Preferred dividends - convertible preferred stock                      549         1,842         1,097         4,010
Real property depreciation and amortization                         23,190        18,933        44,341        37,377
Real property depreciation - unconsolidated                             13           564           556         1,113
Impairment on general partnership investment - real estate               -             -           945             -
Impairment of real property                                              -             -             -           423
(Gain) loss on disposition of property                                   -            10            50            10
Minority Interest                                                    4,408         5,019         6,847         7,034
Minority Interest - income from discontinued operations          (448)          155      (419)          137
(Gain) loss on disposition of discontinued operations            (524)          131      (511)    (320)
Loss from early extinguishment of debt in connection with
     sale of Candlewood Apartments                                       -             -             -         1,349
Cumulative effect of change in accounting principle                      -             -           321             -
                                                                  --------      --------      --------      --------
FFO (1)                                                           $ 35,930      $ 35,596      $ 66,549      $ 63,946
                                                                  ========      ========      ========      ========

Weighted average shares/units outstanding:
     Shares - basic                                              32,876.9      28,289.8      32,600.8      27,881.7
     Shares - diluted                                            33,318.0      28,807.6      33,088.1      28,307.2
     Shares/units - basic(2)                                     48,718.7      44,473.7      48,531.1      44,044.6
     Shares/units - diluted(2)                                   49,993.1      47,693.2      49,851.7      47,417.2
Per share/unit:
     Net income - basic                                            $.27          $.32          $.41          $.46
     Net income - diluted                                          $.26          $.31          $.40          $.45
     FFO - basic(3)                                                $.73          $.76          $1.35         $1.36
     FFO - diluted(4)                                              $.72          $.75          $1.33         $1.35

     AFFO(5)                                                       $.61          $.63          $1.11         $1.12
     Common Dividend paid                                          $.62          $.61          $1.24         $1.22

(1)  Pursuant to the revised  definition of Funds From Operations adopted by the
     Board of Governors of the National  Association  of Real Estate  Investment
     Trusts  ("NAREIT"),  FFO is defined as net income  (computed in  accordance with  accounting  principles  generally  accepted  in the United  States of
     America  ("GAAP"))  excluding gains or losses from disposition of property, minority  interest  and  extraordinary  items plus  depreciation  from real property. This presentation assumes the conversion of dilutive common stock
     equivalents  and  convertible   preferred  stock.  Other  similarly  titled
     measures may not be calculated in the same manner.

(2)  Basic includes common stock outstanding plus operating partnership units in
     Home Properties,  L.P., which can be converted into shares of common stock.
     Diluted includes additional common stock equivalents.

(3)  FFO for the three  months ended June 30, as computed for basic is gross FFO of $35,930 and  $35,596 in 2004 and 2003,  respectively,  less  convertible preferred dividends of $549 and $1,842 in 2004 and 2003, respectively.  FFO for the six  months  ended June 30, as  computed  for basic is gross FFO of
     $66,549  and  $63,946  in 2004 and  2003,  respectively,  less  convertible preferred dividends of $1,097 and $4,010 in 2004 and 2003, respectively.

(4)  FFO for the three  months  ended June 30, as computed  for diluted is basic
     FFO of $35,381 and $33,754 in 2004 and 2003, respectively,  plus the Series
     D  convertible  preferred  dividend  of  $549  in  2004  and  Series  C - E convertible  preferred  dividend of $1,842 in 2003.  FFO for the six months ended June 30, as computed  for diluted is basic FFO of $65,452 and $59,936 in 2004 and 2003,  respectively,  plus the Series D  convertible  preferred dividend of $1,097 in 2004 and Series C - E convertible  preferred dividend of $4,010 in 2003.

(5)  Adjusted  Funds From  Operations  ("AFFO")  is defined as gross FFO less an
     annual   reserve  for   anticipated   recurring,   non-revenue   generating
     capitalized  costs of $525 per apartment unit. AFFO is computed by reducing gross FFO for each  period by the share of annual  reserve  for each period of: $5,535 for second quarter 2004; $5,448 for second quarter 2003; $10,977 for the six months  ended June 30,  2004;  and  $10,891  for the six months ended June 30, 2003.  The resulting sum is divided by the weighted  average shares/units on a diluted basis to arrive at AFFO per share/unit.

                              HOME PROPERTIES, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEETS
           (in thousands, except share and per share data - Unaudited)

                                                 June 30, 2004   December 31, 2003
                                                 -------------   -----------------

Real estate                                         $3,158,576        $2,752,992
Accumulated depreciation                          (432,805)     (330,062)
                                                    ----------        ----------
Real estate, net                                     2,725,771         2,422,930
Cash and cash equivalents                                6,688             5,103
Cash in escrows                                         50,643            39,660
Accounts receivable                                      5,115             4,437
Prepaid expenses                                        13,320            18,184
Investment in and advances to affiliates                   123             5,253
Deferred charges                                        14,622             9,057
Other assets                                            10,729             8,693
                                                    ----------        ----------
Total assets                                        $2,827,011        $2,513,317
                                                    ==========        ==========
Mortgage notes payable                              $1,621,795        $1,380,696
Line of credit                                          26,000                 -
Other liabilities                                       70,749            60,814
                                                    ----------        ----------

Total liabilities                                    1,718,544         1,441,510

Minority interest                                      347,232           330,544
Stockholders' equity                                   761,235           741,263
                                                    ----------        ----------

Total liabilities and stockholders' equity          $2,827,011        $2,513,317
                                                    ==========        ==========

Total shares/units outstanding:

Common stock                                         33,270.6          31,966.2
Operating partnership units                          15,604.3          15,974.7
Series D convertible cumulative preferred stock*        833.3             833.3
                                                    ----------        ----------
                                                     49,708.2          48,774.2

*Potential common shares

                                      # # #

For further information:
------------------------

David P. Gardner, Executive Vice President and Chief Financial Officer, (585) 246-4113
Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237